Exhibit 10.1

1001 Bayhill Drive

San Bruno, CA 94066

May 13, 2002

Mr. William Jones

Meadow Vale

Dauntsey

Chippenham

Wiltshire SN15 4JH

Dear Bill,

On behalf of IPWireless (the "Company"), please find below your updated contract of employment.

1.	Position

Your position will be that of Executive Vice President – Technology. You will report to the Company's Chief Executive Officer.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on the boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.	Location

You will be working at the Company's United Kingdom offices located in Wiltshire.

You may be required to work at any other premises at which your employer carries on its business now or in the future.

From time to time you will also travel to such places (whether within or outside the UK), as your employer requires you to in performance of your duties.

3.	Compensation.

a.	Base Salary.

You will be paid a monthly gross salary of £11,145.83, which is equivalent to £133,750 on an annualized bases. Your salary will be payable on the last Thursday in the month pursuant to the Company's regular payroll policy.

b.	Bonus.

You will be eligible to receive an incentive bonus based on the achievement of objectives in accordance with the Company's management incentive plan to be adopted by the Board of Directors.

c.	Annual Review.

Your base salary and bonus will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

4.	Benefits.

The company will pay an additional 10% of your salary in benefits, which you may take as a combination of pension and insurance. The company will pay these directly to the provider or yourself as appropriate and as permitted by law. You will assume full responsibility for all employee taxes resulting from these benefits.

5.	Stock Grant.

a.	Prior Grants.

The Company stock options granted to you prior to the date of this letter will continue to be governed by the terms of the applicable option agreements (including each applicable "Notice of Stock Option Grant"). Vesting will, of course, depend on your continued employment with the Company. Please refer to your stock option documentation for further details.

b.	Subsequent Grants.

Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine on the date of any such grant.

6.	Hours of Work.

The Company operates a system of flexible working and your starting and finishing times must be agreed with your manager. Due to the particular needs of the business and your status as a corporate officer, you may be required to work such hours as the needs of the business dictate.

7.        Vacation.

As a regular employee of the company, you will receive 4 weeks of paid vacation per annum, to be taken at a time or times to be mutually agreed, in addition to the UK Public Holidays. See Employee Handbook for detailed policy.

8.	Disciplinary Procedure.

See Employee Handbook.

9.	Company Rules.

You are required to conform to the Company's rules and procedures communicated to you from time to time, including but not limited to those in the Employee Handbook as updated or amended from time to time.

10.	Confidential Information and Invention Assignment Agreement.

You have previously signed a Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), which remains in full force and effect and forms part of these terms and conditions.

11.	Confidentiality of Terms.

You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with legal, tax or accounting advice.

13.	Notice Period

Either you or the Company may terminate your employment with the Company at any time upon 6 months written notice for any reason or no reason, without further obligation or liability. However, the Company reserves the right to terminate your employment without any notice if it has reasonable grounds to believe you are guilty of gross misconduct, gross negligence or in material breach of the terms of your employment or Confidentiality Agreement.

The Company reserves the right to pay salary in lieu of notice or to request "garden leave" during all or part of the notice period. Your duties of confidentiality, fidelity and loyalty to the Company will remain in effect during the garden leave period, and you agree to make yourself available as needed to respond to inquiries from the Company during that period.

14.	Your Employer

The use of the expressions "your employer" and/or "employer" in this contract and in the employee handbook (including those parts of the employee handbook which are not specifically incorporated in this contract) shall mean IPWireless and/or any associated company, holding company or subsidiary (as defined in The Companies Act of 1985 or any amending Act) and any person, corporate body or partnership to which this contract may be transferred at any time whether by agreement or operation of law or otherwise.

This offer is valid for 14 days from the date of this letter. To indicate your acceptance of the Company's offer, please sign and date and return it to me, This letter, together with the Confidentiality agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral, with respect to your compensation and employment (including your prior employment offer letter dated May 24, 1999, which this letter replaces). It is understood and agreed that your employment with the Company continues from its original start date, and this letter agreement will not be construed to alter the commencement date of your employment with the Company. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

/s/  Christopher Gilbert

Christopher Gilbert

Chief Executive Officer

IPWIRELESS, INC.

ACCEPTED AND AGREED:

Signature:	/s/ William Jones

Date:	22 May 2002

Start Date and continues employment date: 20th June 1999

AMENDMENT TO OFFER LETTER

This Amendment to Offer Letter (this “Amendment”) is made as of March 3, 2006 by and between IPWireless, Inc., a Delaware corporation (the “Company”), and William Jones (“Employee”).

WHEREAS, the Company and Employee entered into a letter agreement dated May 13, 2002, as amended July 26, 2004 (the “Offer Letter”), setting forth certain terms and conditions related to Employee’s employment by the Company.

WHEREAS, the Company and Employee each desire to amend the Offer Letter in the manner set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.          Amendment. The following shall be added as a new Section 14 to your Offer Letter, and the current Section 14 shall be renumbered as Section 15:

14.	Severance

If your employment relationship with the Company or its successor is terminated without Cause (as defined below), you will receive, subject to signing a customary release of claims in favor of the Company, (i) salary continuation payments equal to your regular monthly salary for 12 months, (ii) an extension in your post-termination option exercise period to one year following the termination date, and (iii) the right to continue to remain a Participant in the Company’s Employee Incentive Plan until one year following the termination date. For purposes of this letter, “Cause” for your termination will exist at any time after the happening of one or more of the following events:

(i)    your repeated failure or neglect, willful misconduct or gross negligence in the performance of your duties, including your failure to follow Company policies as set forth in writing from time to time, or your failure to follow the legal and reasonable directives of the Company’s Board of Directors or Chief Executive Officer;

(ii)   your conviction of or plea of guilty or no contest to a felony or to any other violation of law involving fraud, dishonesty or moral turpitude;

(iii) your commission of fraud, misappropriation or embezzlement against the Company, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company; or

(iv) your breach of any term of the Confidentiality Agreement (including your theft or other misappropriation of proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company) or of this letter agreement.

All references to the Company in this section 14 shall also include any successor to the Company.

2.          Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

                The parties have executed this Amendment to Offer Letter as of the date first above written.

IPWireless, Inc.

By:      /s/ J. Taylor Crandall

Name:       J. Taylor Crandall

Title:    Director

William Jones

      /s/  William Jones

AMENDED AND RESTATED AMENDMENT TO OFFER LETTER

This Amended and Restated Amendment to Offer Letter (this "Amendment and Restatement") is made as of March 28th, 2007 by and between IPWireless, Inc., a Delaware corporation (the "Company") and William Jones ("Employee").

                  WHEREAS, the Company and the Employee entered into a letter agreement dated May 13, 2002, as amended July 26, 2004 and March 3, 2006 (the "Offer Letter"), setting forth certain terms and conditions related to the Employee's employment by the Company.

                  WHEREAS, the Company and Employee each desire to amend and restate the Amendment to the Offer Letter dated March 3, 2006 (the "Amendment") in the manner set forth below.

                   NOW, THEREFORE, the parties hereby agree as follows:

1.                Amendment. Section 1 of the Amendment is hereby amended and restated in its entirety as follows:

1.     Amendment. Section 14 of your Offer Letter shall be amended and restated as follows:

14.              Severance

If (a) your employment relationship with the Company or its successor is terminated by the Company without Cause (as defined below) or (b) you are employed by the Company and you submit a written notice of your termination of your employment to the Company within (x) the five (5) business day period immediately prior to, or (y) the five (5) business day period immediately following the consummation of a Liquidation (as such term is defined in the Employee Incentive Plan (as amended)), and you do not accept an offer or commence employment with the Company's successor or acquiror of Company assets or securities, you will receive, subject to signing a customary release of claims in favor of the Company, (i) a lump sum cash payment in an amount equal to your regular monthly salary times 12 (subject to applicable withholdings), (ii) an extension of your post-termination option exercise period to one year following the termination date, and (iii) the right to continue to remain a Participant in the Company's Employee Incentive Plan until one year following the termination date. For purposes of this letter, “Cause” for your termination will exist at any time after the happening of one or more of the following events:

(i)    your repeated failure or neglect, willful misconduct or gross negligence in the performance of your duties, including your failure to follow Company policies as set forth in writing from time to time, or your failure to follow the legal and reasonable directives of the Company’s Board of Directors or Chief Executive Officer;

(ii)   your conviction of or plea of guilty or no contest to a felony or to any other violation of law involving fraud, dishonesty or moral turpitude;

(iii)  your commission of fraud, misappropriation or embezzlement against the Company, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company; or

(iv) your breach of any term of the Confidentiality Agreement (including your theft or other misappropriation of proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company) or of this letter agreement.

All references to the Company in this section 14 shall also include any successor to the Company.

2.          Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

The parties have executed this Amended and Restated Amendment to Offer Letter as of the date first above written.

IPWireless, Inc.

By:      /s/ J. Taylor Crandall

Name:       J. Taylor Crandall

Title:    Director

William Jones

      /s/  William Jones

Unit 7, Greenways Business Park

Bellinger Close

Chippenham

Wiltshire SN15 1BN

Telephone: 01249 800100

Facsimile:	01249 800101

23rd May 2007

William Jones

IPWireless

Dear William

Re: Nextwave Merger

This letter forms part of the terms and conditions of your employment. Apart from items specifically referenced in this letter, all other terms and conditions are unchanged. Any previous agreement on the items below is now superseded and is null and void.

As you are aware the acquisition of IPWireless by Nextwave Wireless has now been completed on 11-May-2007. This letter outlines the various elements of remuneration and incentive plans going forward.

IPWireless is now a wholly owned subsidiary of Nextwave Wireless and as such you will continue to be employed by IPWireless UK or Inc. IPWireless management has reviewed the Nextwave Wireless employee grading structure and you have been ascertained to be a level 9 grade as defined by Nextwave Wireless.

With respect to your remuneration the following has been agreed:

1)	Your salary will remain unchanged at £158,610 and will be continue to be reviewed on a calendar year basis.
2)	Your additional benefits will remain unchanged (for UK - 10% of salary paid in monthly instalments).
3)

You will continue to be eligible to receive a year end bonus, which will be based on company and individual performance. The bonus level is dependant upon your grade and will be up to a maximum of 75% of salary.

4)

As part of the Merger Agreement with Nextwave Wireless an additional one off Stock Bonus Award in the form of Nextwave stock will be awarded subject to achieving certain IPWireless milestones over the next 3 years. The stock bonus allocation is in line with the EIP payments. The milestone for 2007 is $40M of shipped revenue. The next two milestones will be communicated no later than 30th January 2008 and 30th January 2009 for 2008 and 2009 milestones respectively. The total value of Nextwave stock you are entitled to receive is $517,199 and awards will be subject to meeting the communicated milestones. The split across the years is; 30% in 2007, 35% in 2008 and 35% in 2009.

5)

As you are aware all IPWireless stock options have now been cancelled and Nextwave stock options will be awarded. The level of the award is dependant on your grade. You will receive 220,000 options which will vest over a 4 year period.

a.

Nextwave and IPWireless are currently applying for UK IR approval of the option scheme – this will provide certain tax advantages to UK employees. This may result in the options grants being delayed by 2-3 months.

6)	Non-Compete Agreement.
a.	Nextwave have requested that all technical and senior employees sign a non-compete agreement. This is not compulsory. A copy is attached.
b.	Subject to signing the Non-Compete Agreement IPWireless and Nextwave Wireless have agreed to offer the following additional incentives.
i.	An additional one off 5% pay rise above the standard end of year 2007 merit rise (effective January 2008) subject to achieving an IPWireless company shipped revenue target of $50M for 2007.
ii.	An increase in the Stock Bonus Award (see 4 above) of $321,131 (approximate – depending on quantity of employees who sign).
iii.	An accelerated Stock Bonus Award payment schedule of 45% in 2007, 45% in 2008 and 10% in 2009.
7)	Please note - the entire contents of this letter are confidential between yourself and IPWireless and must not be discussed or communicated in any way with any other employee or 3rd party.

Yours sincerely

/s/ Kevan Johns	Date: 23/05/07

Kevan Johns

VP Finance

Employees sign

/s/ William Jones	Date: 7 April 2008

I William Jones confirm I have received the original of the letter and agree the change in terms contained therein.